UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2018

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                                               Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On February 21, 2018, Endologix, Inc. (“Endologix” or the “Company”) issued a press release to report its preliminary unaudited financial results for the fourth quarter and fiscal year ended December 31, 2017, as well as its financial guidance for the first quarter ending March 31, 2018 and full fiscal year ending December 31, 2018. The press release is furnished herewith as Exhibit 99.1.
The information in this Current Report on Form 8-K, including Exhibit 99.1, is furnished pursuant to Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2018, Endologix announced that John McDermott, its Chief Executive Officer, will step down effective as of a date no later than June 30, 2018 (the “Separation Date”). Mr. McDermott will remain in his current role while the Company seeks a successor. The transition was not the result of any disagreement with respect to the Company’s operations, policies or practices.
In connection with the transition, the Company entered into a Severance Agreement and General Release with Mr. McDermott on February 21, 2018 (the “Severance Agreement”). The Severance Agreement provides that Mr. McDermott will continue to provide consulting support to Endologix pursuant to an Independent Contractor Agreement effective as of the Separation Date (the “Independent Contractor Agreement”).
The Severance Agreement provides that the Company will, among other things, provide Mr. McDermott with the following: (i) any salary that has accrued but was not paid as of the Separation Date, (ii) payment for any accrued but unused vacation days as of the Separation Date, (iii) a lump sum severance payment equal to eighteen months base pay, in the gross amount of $858,000 (the “Severance Payment”), (iv) payment of a pro-rata portion of Mr. McDermott’s target bonus for the 2018 calendar year, based upon the Company’s determination, in its sole discretion, of the Company’s estimated, projected performance for the 2018 calendar year using certain information available as of the Separation Date (any such bonus, the “2018 Bonus Payment”), (v) accelerated vesting of certain previously granted restricted stock awards, (vi) continued vesting and exercisability of certain previously issued stock options (the “Stock Options”) subject to Mr. McDermott’s continued service under and compliance with the terms and conditions of the Independent Contractor Agreement and a Proprietary Information and Inventions Agreement effective as of the Separation Date, (vi) a cash payment representing the cost of group medical insurance coverage for up to eighteen months following the Separation Date, and (vii) payment for reasonable outplacement services in an aggregate amount not to exceed $10,000. The Severance Payment will be paid to Mr. McDermott approximately 60 days after the Separation Date, and the 2018 Bonus Payment will be paid at the same time as bonuses, if any, are paid to the Company’s other executive officers (no later than March 15, 2019).
The Independent Contractor Agreement provides that the Company will pay Mr. McDermott a monthly consulting fee of $2,000. In addition, the vesting and exercise of unvested portions of the Stock Options will accelerate upon a change in control, subject to Mr. McDermott’s continued compliance with the terms and conditions of the Independent Contractor Agreement and a Proprietary Information and Inventions Agreement effective as of the Separation Date.
Mr. McDermott’s receipt of the aforementioned payments and benefits under the Severance Agreement is conditioned upon, among other things, (i) the effectiveness of a general release of claims in favor of the Company (and certain affiliates and related parties) that is included within the Severance Agreement, and (ii) Mr.

McDermott’s compliance with certain non-competition, non-solicitation, non-disparagement and other standard covenants included in the Independent Contractor Agreement, Severance Agreement and a Proprietary Information and Inventions Agreement effective as of the Separation Date.
The description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
10.1	Severance Agreement and General Release, dated February 21, 2018, by and between Endologix, Inc. and John McDermott.
99.1	Press Release dated February 21, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: February 21, 2018	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Severance Agreement and General Release, dated February 21, 2018, by and between Endologix, Inc. and John McDermott.
99.1	Press Release dated February 21, 2018